Exhibit 99.(a) (6)

AMENDMENT
TO
DECLARATION OF TRUST
OF
TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

           THIS AMENDMENT TO THE DECLARATION OF TRUST OF TIAA-CREF INSTITUTIONAL MUTUAL FUNDS (the “Amendment”) is entered into on the 2nd day of October, 2006.

           WHEREAS, the Trust is governed by the Declaration of Trust dated April 15, 1999, as amended (the “Declaration”); and

           WHEREAS, Article 10, Section 10.1 of the Declaration provides that except as otherwise specifically provided herein or as required by the 1940 Act or other applicable law, this Declaration may be amended at any time by an instrument in writing signed by a majority of the Trustees then in office, and

          WHEREAS, at meetings duly called and held on the 19th of September, 2006, the Trustees resolved to amend the Declaration as hereinafter set forth.

           NOW, THEREFORE, the Trustees hereby amend the Declaration as hereinafter set forth:

           1. Article 7, Section 7.5 of the Declaration, is hereby amended as follows:

Section 7.5. Required Vote. Except as required by the 1940 Act or other applicable law, any matter upon which the Shareholders vote should be approved by the affirmative vote of a majority of the votes cast on such mater at a meeting of the Shareholders at which a quorum is present, including the election of Trustees. Any incumbent Trustee in an uncontested election who fails to receive a majority of votes cast shall be required to tender an irrevocable letter of resignation to board and the board shall decide promptly whether to accept the resignation or to seat incumbent Trustee. In any contested election of Trustees the plurality of votes cast standard shall apply.

          2. The Declaration shall in all other respects remain in full force and effect.

          3. This amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same Amendment.

          IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have executed this Amendment to the Declaration of the TIAA-CREF Institutional Mutual Funds as of the day first above written.

/s/Eugene Flood,Jr.	/s/Howell E. Jackson___	/s/Nancy L. Jacob_____
Eugene Flood, Jr.	Howell E. Jackson	Nancy L. Jacob

/s/Bridget A. Macaskill	/s/James Poterba	/s/ Maceo K. Sloan_____
Bridget A. Macaskill	James Poterba	Maceo K. Sloan

/s/Laura T. Starks______	/s/Forrest Berkley
Laura T. Starks	Forrest Berkley